UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2012

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-32718	ENTERGY LOUISIANA, LLC (a Texas limited liability company) 446 North Boulevard Baton Rouge, LA 70802 Telephone (800) 368-3749	75-3206126

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Entergy Corporation previously announced that William M. Mohl, Entergy Louisiana, LLC’s Chairman of the Board, President and Chief Executive Officer, will succeed Richard J. Smith as President, Entergy Wholesale Commodity Business, effective February 1, 2013.  On November 7, 2012, Entergy Corporation announced that Phillip R. May, Jr., age 50, will succeed Mr. Mohl as Entergy Louisiana’s Chairman of the Board, President and Chief Executive Officer, effective February 1, 2013.   Since 2002, Mr. May has served as Vice President, Regulatory Services, for Entergy Services, Inc., supporting regulatory activities for all of Entergy Corporation’s utility operating company subsidiaries.   Mr. May also will serve as Entergy Gulf States Louisiana, L.L.C.’s Chairman of the Board, President and Chief Executive Officer, effective February 1, 2013.

For serving as Entergy Louisiana’s and Entergy Gulf States Louisiana’s Chairman of the Board, President and Chief Executive Officer, Mr. May will be paid an annual base salary of $330,000, and his annual cash bonus target under Entergy's Annual Incentive Plan will be set at 60% of his base salary.  Mr. May also will continue to participate in Entergy’s Long Term Performance Unit Program and will be eligible to receive awards of restricted stock and stock options under Entergy’s 2011 Equity Ownership and Long Term Cash Incentive Plan.  The grants and awards to be made under these programs will be determined in conjunction with Entergy’s normal annual compensation review process.  Mr. May will participate in other compensation and benefit programs made generally available to other senior Entergy executives from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Louisiana, LLC
By: /s/ Marcus V. Brown
Marcus V. Brown Senior Vice President and General Counsel

Dated: November 7, 2012